BARBARA K. CEGAVSKE
Secretary of State

202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708

Website: www.nvsos.gov

Filed in the office of	Document Number 20170390074-03
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 09/13/2017 8:00 AM
	Entity Number E0499622013-4

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: NightFood Holdings, Inc.

2. The articles have been amended as follows:

Article 3 has been amended to change the number of shares that the corporation is authorized to issue from100,000,000 shares of common stock, par value $0.001 per share and 1,000,000 shares of preferred stock, par value $.001 per share to 201,000,000 shares of which 200,000,000 shares shall be common stock, par value $0.001 per share and 1,000,000 shares shall be preferred stock, par value $0.001 per share, with such rights, privileges preferences and limitations or restrictions on the voting power thereof as shall be designated by the board of directors of the corporation.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 68.6% of the issued and outstanding.

4. Effective date and time of filing: (optional)

5. Signature: (required)

X ____________________

Signature of Officer

Date: September 12, 2017 Time: 3:09AM

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This Form must be accompanied by the appropriate fees